Exhibit 99.(a)(1)(I)

iSTAR FINANCIAL INC.
OFFER TO EXCHANGE HIGH PERFORMANCE COMMON STOCK-SERIES 1, HIGH PERFORMANCE COMMON STOCK-SERIES 2 AND HIGH PERFORMANCE COMMON
STOCK-SERIES 3

AMENDED WITHDRAWAL INSTRUCTIONS

FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

1.                                      Delivery of the Withdrawal.

A properly completed withdrawal must be received by mail, facsimile or e-mail (via PDF or similar imaged document file), on or before 11:59 p.m., Eastern time on August 12, 2015 (the “Expiration Date”).

You may submit your withdrawal by sending your withdrawal form by mail, facsimile or e-mail to the Company by using the mailing address, fax number or e-mail address as provided below.  To send your withdrawal by mail, facsimile or e-mail to the Company, you must do the following before the Expiration Date:

1.                                      Properly complete and sign the attached.

2.                                      Deliver the completed and attached withdrawal form via mail, facsimile or e-mail (via PDF or similar imaged document file) to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

One Sansome Street, 30th Floor

San Francisco, CA 94104

Fax: (415) 367-8994

E-mail: hpuoffer@istar.com

The properly completed withdrawal must be received by iStar by the date and time of the expiration of the iStar (as it may be extended).

The delivery of all documents, including elections and withdrawals, is at your own risk.  Only responses that are complete and actually received by iStar by the deadline will be accepted.  It is your responsibility to confirm that we have received your election and/or any withdrawal.

Although by submitting a withdrawal to the Company, you have withdrawn some or all of your previously tendered HPU Shares from the Offer, you may change your mind and re-elect to exchange some or all of the withdrawn HPU Shares until the expiration of the Offer.  You should note that you may not rescind any withdrawal and any HPU Shares withdrawn will not be deemed properly tendered for purposes of the Offer, unless you properly re-elect to exchange those HPU Shares before the Expiration Date.  Tenders to re-elect to exchange HPU Shares may be made at any time before the Expiration Date.  If iStar extends the Offer beyond that time, you may re-tender your HPU Shares at any time until the extended Expiration Date of the Offer.

To re-elect to tender the withdrawn HPU Shares, you must deliver to the Company an election form with the required information via mail, facsimile or e-mail (via PDF or similar imaged document file), after the date of the last withdrawal but on or before 11:59 p.m., Eastern time on August 12, 2015, to:

iStar Financial Inc.

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istar.com

Your HPU Shares will not be deemed properly tendered for purposes of the Offer unless the withdrawn HPU Shares are properly re-tendered for exchange before the Expiration Date by delivery of a new election following the procedures described in the instructions to the election.  This new election must be received by us after your original election and any withdrawal you have submitted.  Upon the receipt of such a new, properly completed election, any previously submitted elections and/or withdrawals will be disregarded and will be considered replaced in full by the new election.  Because any prior election will be disregarded, your new election must indicate all HPU Shares you wish to exchange, not just those you wish to add.  You will be bound by the last properly submitted election and/or withdrawal received by us prior to the Expiration Date.

By completing and submitting this withdrawal to the Company, you waive any right to receive any notice of the withdrawal of the tender of your HPU Shares.

2.                                      Signatures on this Withdrawal.

The withdrawal must be signed by the holder of HPU Shares.  If this withdrawal is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, that person should so indicate when signing, and proper evidence satisfactory to iStar of the authority of that person so to act must be submitted with this withdrawal.

3.                                      Other Information on this Withdrawal.

If you are submitting the withdrawal to the Company via mail, facsimile or e-mail, in addition to signing the withdrawal form, you must print your name and indicate the date on which you signed.  You must also include a current e-mail address.

4.                                      Requests for Assistance or Additional Copies.

Any questions and any requests for additional copies of the Offer to Exchange, the election form or this withdrawal form may be directed to iStar at:

iStar Financial Inc.

One Sansome Street, 30th Floor

San Francisco, CA 94104

(415) 263-8639

Attention: Geoffrey Dugan, General Counsel, Corporate & Secretary

Fax: (415) 367-8994

E-mail: hpuoffer@istar.com

Copies will be furnished promptly at iStar’s expense

5.                                      Irregularities.

We will determine, in our discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any HPU Shares.  Our determination of these matters will be given the maximum deference permitted by law.  However, you have all rights accorded to you under applicable law to challenge such determination in a court of competent jurisdiction.  Only a court of competent jurisdiction can make a determination that will be final and binding upon the parties.  We reserve the right to reject any elections or any HPU Shares elected to be exchanged that we determine are not in appropriate form or that we determine are unlawful to accept.  We will accept all properly tendered HPU Shares that are not validly withdrawn.  We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular HPU Shares or for any particular holder of HPU Shares, provided that if we grant any such waiver, it will be granted with respect to all holders of HPU Shares and tendered HPU Shares.  No withdrawal of HPU Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering holder of HPU Shares or waived by us.  Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice.  This is a one-time offer, and we will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Important: The withdrawal must be received by iStar on or before the Expiration Date.

6.                                      Additional Documents to Read.

You should be sure to read the Offer Letter and all documents referenced therein before making any decisions regarding participation in, or withdrawal from, the Offer.

7.                                      Important Tax Information.

You should refer to “Material U.S. Federal Income Tax Consequences”  in the Offer Letter, which contains important tax information.  We also recommend that you consult with your personal advisors before deciding whether or not to participate in this offer.